Exhibit 99.1

Schwazze, Formerly Known as Medicine Man Technologies, Inc., Announces the Closing of the Mesa Organics Acquisition

The Company becomes first publicly traded company to complete transaction under new Colorado HB19-1090 “PubCo” Bill

DENVER, COLORADO – April 20, 2020 /Business Wire/ -- Schwazze, formerly known as Medicine Man Technologies Inc. (OTCQX:MDCL) ("Schwazze " or “the Company") today announced that it has completed its acquisition of Mesa Organics and its Purplebee’s business.

The closing of Mesa Organics represents the first of the Company’s previously announced pending acquisition it has entered into in Colorado with established and proven cannabis companies. The Company set these acquisitions in motion after a Colorado law change, House Bill 19-1090, allowed for public-company ownership—a law the Company’s leadership lobbied on behalf of for years. After finalizing these acquisitions, Schwazze will be one of the largest vertically integrated cannabis operators. Upon the completion of its announced acquisitions, the Company’s portfolio will consist of top-tier licensed brands spanning cultivation, extraction, infused-product manufacturing, dispensary operations, and robust product innovation and development all under one entity.

Mesa Organics operates four dispensaries throughout southern Colorado in Pueblo, Ordway, Rocky Ford, and Las Animas. Purplebee's is a leading pure CO2 and ethanol extractor and manufacturer, as well as a producer of cannabis products for some of the leading edible companies across the state.

“At Schwazze, we are building an extraordinary team and investing in team members, differentiated capabilities, innovative products and growing profitable businesses. Mesa Organics is a terrific business with strong leadership, talent and strong manufacturing and retail operations. We are excited to take the first step in our acquisition strategy and Mesa Organics and Purplebee’s are a great strategic fit.” said Justin Dye, Chief Executive Officer of Schwazze. “We welcome the talented Mesa Organics and Purplebee’s group to our growing team. This transaction represents the first of many we look forward to closing this year."

"We are very excited to be joining the Schwazze family," said Dr. Jim Parco, Co-founder of Mesa Organics and Purplebee's. "Schwazze’s vision of creating a leading vertically integrated cannabis company resonates greatly with me, and we are proud to be the inaugural acquisition as part of the largest roll-up in the state of Colorado. This is a milestone event for us and a testament to what we have accomplished over the past few years in serving our communities in a socially responsible manner with high-quality cannabis products. We look forward to teaming up with Schwazze family and future merger partners to build the most admired cannabis company.”

Under the terms of the agreement, which has been unanimously approved by the Medicine Man Technologies, Inc. Board of Directors, the purchase consideration for the merger is approximately $2.6 million in cash and approximately 2.6 million in shares of common stock, subject to certain holdback and adjustment provisions.

To learn more about Schwazze, visit www.Schwazze.com.

About Schwazze

Medicine Man Technologies, Inc. is now operating under its new trade name, Schwazze. Schwazze is executing its vision to become one of the nation’s largest vertically integrated cannabis holding companies by revenue. Upon the completion of its announced acquisitions, its portfolio will consist of top-tier licensed brands spanning cultivation, extraction, infused-product manufacturing, dispensary operations, consulting, and a nutrient line. Schwazze leadership includes Colorado cannabis leaders with proven expertise in product and business development as well as top-tier executives from Fortune 500 companies. As a leading platform for vertical integration, Schwazze is strengthening the operational efficiency of the cannabis industry in Colorado and beyond, promoting sustainable growth and increased access to capital, while delivering best-quality service and products to the end consumer. The corporate entity continues to be named Medicine Man Technologies, Inc.

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About Mesa Organics

Mesa Organics operates four dispensaries throughout Southern Colorado in Pueblo, Las Animas, Ordway, and Rocky Ford. Mesa Organics also operates a manufacturing license under the name Purplebee's, which is a leading producer of CO2 and ethanol-extracted high-volume cannabis distillate for the leading edible brands in Colorado. Purplebee’s maintains a disciplined product portfolio around their core competencies consisting of vape cartridges, ultra-premium CO2 cannabis distillate, full spectrum extract, salve, and moonrocks.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential," or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact

Raquel Fuentes

Senior Director, Corporate Communications

303-371-0387

raquel@medicinemantechnologies.com

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